    WORLD MONITOR TRUST--
    SERIES A

    MONTHLY REPORT/
    NOVEMBER 27, 1998

         WORLD MONITOR TRUST--SERIES A
--------------------------------------------------------------------------------
Dear Interest Holder:
Enclosed is the report for the period from October 31, 1998 to November 27, 1998 for World Monitor Trust--Series A (the 'Trust'). The net asset value of an interest as of November 27, 1998 was $98.49, a decrease of 1.34% from the October 30, 1998 value of $99.83. The year-to-date return for the Trust, which commenced trading June 10, 1998, was a decrease of 1.51% as of November 27, 1998.

The estimated net asset value per interest as of December 14, 1998 was $101.16. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at 1-800-535-2077.

          Sincerely yours,

          /s/ Thomas M. Lane, Jr.
          -----------------------
          Thomas M. Lane, Jr.
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
-------------------------------------------------
For the period from October 31, 1998 to
  November 27, 1998
Revenues:
Realized loss on commodity
  transactions.......................   $(114,136)
Change in unrealized commodity
  positions..........................      17,993
Interest income......................      41,219
                                        ---------
                                          (54,924)
                                        ---------
Expenses:
Commissions..........................      57,676
Management fee.......................      14,863
                                        ---------
                                           72,539
                                        ---------
Net loss.............................   $(127,463)
                                        ---------
                                        ---------

STATEMENT OF CHANGES IN NET ASSET VALUE
----------------------------------------------------
For the period from October 31, 1998 to
  November 27, 1998
                                              Per
                                 Total      Interest
                               ----------   --------
Net asset value at beginning
  of month (93,998.412
  interests).................  $9,383,991    $99.83
Additional contributions.....     711,377
Net loss.....................    (127,463)
Redemptions..................     (13,347)
                               ----------
Net asset value at end of
  month (101,067.366
  interests).................  $9,954,558     98.49
                               ----------
                               ----------
                                            --------
Change in net asset
  value per interest.....................    $(1.34)
                                            --------
                                            --------
Percentage change........................     (1.34)%
                                            --------
                                            --------

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I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust--Series A is accurate and complete.
                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.
                                    /s/ Barbara J. Brooks
                                    -----------------------
                                by: Barbara J. Brooks
                                    Chief Financial Officer